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                   [CAL DIVE INTERNATIONAL, INC. LETTERHEAD]
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2000 THIRD QUARTER REPORT
                                                               November 1, 2000

TO OUR SHAREHOLDERS:

We extend a warm welcome to those new shareholders who joined our merry band as a result of the successful Secondary Offering of Coflexip shares. Our hope is that all CDI shareholders experience the same type of investment return as our friends at Coflexip. The $151 million gain which Coflexip realized from its ownership of CDIS represented a 330% return over the three-plus years that Coflexip held the Cal Dive stock. Placing that 24% ownership block into the market, when combined with the recently announced two-for-one stock split, should achieve our objective of significantly improving the liquidity of CDIS. Another benefit of the offering is that the number of research analysts following Cal Dive increased from seven to nine as Geoff Kieburtz of Salomon Smith Barney and Gary Russell of Frost Securities picked up coverage.

FINANCIAL HIGHLIGHTS

While performance did not match the all-time record established in the third quarter last year, our bottom line at 15% of revenues represents the exact same level of profitability in a much tougher contracting environment. $7.7 million of net income more than doubled that of the second quarter.


                                                  THIRD QUARTER                                  NINE MONTHS
                                   ----------------------------------------      -----------------------------------------
                                      2000            1999       (DECREASE)          2000            1999         INCREASE
                                   -----------    -----------    ----------      ------------    ------------     --------
REVENUES                           $49,707,000    $58,470,000      (15%)         $129,717,000    $118,580,000        9%
NET INCOME                           7,686,000      9,017,000      (15%)           14,560,000      13,745,000        6%
DILUTED EARNINGS PER SHARE                0.47           0.58      (19%)                 0.90            0.90         -


* REVENUES: Contracting volume decreased by $16.6 million from a year ago when two significant Deepwater projects (Diana and Cooper) were in full swing. We also had two major DP vessels out of service a combined 105 days in Q3 this year. This variance was partially offset by an $8 million improvement in gas and oil revenues.

* GROSS PROFIT: We delivered almost the same gross profit ($17 million) as Q3 last year, as margins increased from 31% to 35%. This accomplishment in the face of lower revenues highlights the contra-cyclical impact of our production business; i.e. strong commodity prices drove ERT margins to 61% while the profitability of CDI contracting operations remained at the depressed levels of Q2.

* LIQUIDITY: EBITDA improved to $20.8 million or 42% of Q3 revenues, a level almost unheard of for a service company. During the quarter we closed the long-term MARAD financing for construction of the Q4000 and made an initial draw of $40.1 million. Since we had already funded almost $67 million of the newbuild vessel's construction costs out of cash flow, the $25 million net balance from this first draw is available for general corporate purposes. Balmoral Sea insurance proceeds and the $15 million which CDI received from exercise of the Secondary over allotment option lifted cash balances over $50 million at the end of the quarter.

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OPERATIONAL HIGHLIGHTS

* GULF MARKET: The industry came to "full stop" when oil fell to $10 per barrel in mid-1998. That prompted a reassessment of Deepwater projects and spawned the super-major mergers, which further extended the commissioning process. While the queue of significant fields coming into production from late 2001 through 2004 is on track to generate a level of demand which is expected to outstrip construction vessel supply, there is little Deepwater activity in the market this year. One of the strengths of the CDI fleet is the ability of our DP vessels to generate solid returns working on the Outer Continental Shelf. A surprise is that historically high natural gas prices have not as yet produced significant construction activity on the OCS, a basin which provides 30% of the natural gas consumed in the United States. Despite a 44% increase in Q3 drilling activity, year-over-year U.S. gas production fell 1% following declines of 2% to 3% in the first half of the year. Rather than wait for the impact of this drilling activity to flow through to the construction sector, we opted to move our two most significant assets (the Uncle John and Witch Queen) to Mexican waters in Q4.

* VESSEL AVAILABILITY: While the re-engining of the Uncle John went smoothly, installation of the new power management system delayed the return of the vessel to work until late August. A design flaw in the propulsion motors of the newbuild Dove put that vessel out of service from mid-August through the end of the quarter. While this is a warranty item we had to absorb fixed costs while at the dock.

* CONTRACTING OPERATIONS: The Uncle John spent September performing coring and geotechnical investigation procedures at Mad Dog and Horn Mountain (4,500 to 5,400 foot water depth). The Witch Queen, working in tandem with several of our core vessels, completed a CDI first when it laid 6-inch pipe in conjunction with a full field job for Newfield Exploration. CDI subcontracted the Pacific Horizon and American Horizon on another full field project: installing and commissioning a braced caisson for Cockrell Oil and Gas. In mid-August, the Sea Sorceress mobilized for her first GOM job, a two-month project for Enron recommissioning an abandoned pipeline. Activity in the shallow water market served by Aquatica remained flat with the prior quarter although margins were reasonably good.

* ERT: A year ago we brought onboard some top-notch production talent, people who have our offshore facilities purring on all eight cylinders (not an easy task with Sunset Properties). Production remained at roughly the 4.2 BCFe level of Q2, up 53% over the same period last year. Average realized commodity prices of $4.31/mcf for natural gas and $30.57 per barrel of oil compare to $2.62 and $19.60, respectively, in the same period of 1999. Our product mix this year is running 72% natural gas, 28% oil. During the third quarter we sold a platform and interests in two fields. An ERT operating policy is that we will sell assets (offshore leases, platforms, compressors, etc.) when the expected future revenue stream can be accelerated in a single transaction. While our objective is to continue to grow this business, the two fields were in a non-core area and thus expensive to operate. When considered with certain related adjustments, the net result of these property transactions was to add approximately 7 cents to third quarter earnings per share. A year ago property sales in the same quarter added 13 cents to earnings. We have now sold 12 of the 49 leases acquired since the inception of ERT.

* Q4 FORECAST: We have decided to initiate the process of publicly disseminating a forecast of the coming quarter, partially in response to the new Fair Disclosure regulations of the SEC. In addition to all the cautionary language contained in the accompanying Appendix, please note that the spot market nature of Gulf of Mexico contracting presents a unique estimating challenge. That is particularly true in the fourth quarter as winter weather fronts begin rolling through the Gulf in November. As a general observation, a late 2000 construction season on the OCS should improve contracting profitability. The well now drilling at Vermilion 201 will take that field out of production, so we expect a slight decline in ERT production. Accordingly, diluted earnings per share are projected in a range of $ 0.36-0.44 (pre-split) which means we have a shot at exceeding the all time CDI record for the fourth quarter (36 cents in 1998).

Respectfully submitted,

/s/ OWEN E. KRATZ           /s/ MARTIN R. FERRON       /s/ S. JAMES NELSON, JR.

Owen E. Kratz                  Martin R. Ferron         S. James Nelson, Jr.
Chairman                           President               Vice Chairman
Chief Executive Officer     Chief Operating Officer

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                                                                APPENDIX



                 DISCLOSURE OF FOURTH QUARTER ESTIMATES


This narrative sets forth current estimates of operating and financial data for the quarter ending December 31, 2000. All of the assumptions upon which these estimates are based constitute FORWARD LOOKING STATEMENTS within the meaning of
Section 27 A of the Securities Act of 1933, Section 21 E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward looking statements are based on reasonable assumptions, a number of factors could affect the future results of the Company or the offshore oilfield industry generally, and could cause actual results to differ materially from those estimated.

Significant fourth quarter estimates and assumptions include:

     o VESSEL AVAILABILITY: No regulatory inspections or significant repair work is scheduled in the fourth quarter. The Sea Sorceress is now in Mobile, Alabama, undergoing DP conversion.

     o CONTRACTING REVENUES: Scheduled work and outstanding bids suggest an increase of 5% to 15% over third quarter levels.

     o WEATHER CONDITIONS: Unusually severe winter weather conditions in the Gulf of Mexico could restrict anticipated vessel utilization.

     o NATURAL GAS PRICES: An average between $4.40 and $4.80 per mcf is expected. Prices in the remaining two months of the year will be driven by market speculators and will fluctuate significantly depending upon winter weather temperatures.

     o OIL PRICES: $30-31.50 per barrel. Roughly 33% of fourth quarter oil production is hedged at $31.25 per barrel.

     o GAS & OIL PRODUCTION: 3.6 to 3.9 BCFe. The anticipated decrease from the third quarter reflects Vermilion 201 taken out of production due to the sidetrack and new well currently being drilled.

     o MARGINS: Assumed commodity prices should enable ERT to continue to realize those margins experienced in the second and third quarters (50-60%). We also expect a significant improvement in contracting profitability.

     o TURNKEY PROJECTS: Unexpected losses on fixed price contracts could affect projected outcomes. However, the Uncle John and Witch Queen will be working in Mexican waters on a dayrate basis throughout much of the quarter.

     o    TAX RATE:  35%, consistent with prior quarters.

     o SHARES OUTSTANDING: Increase to 16.5 million fully diluted shares (pre-split) due to the new shares issued in the Secondary Offering.